Exhibit 99.1

LQR House Reports 118.67% Month-Over-Month Revenue Growth in
February 2025 Compared to January 2025, Achieves 63.82% Year-Over-Year
Revenue Increase in February 2025 Compared to February 2024 with $0 Spent on Paid Advertising

Company’s Strategic Shift to SEO-Driven Growth Continues to Deliver Outstanding Results

MIAMI BEACH, FL / ACCESSWIRE / March 5, 2025 / LQR House Inc. (the “Company” or “LQR House”) (NASDAQ:YHC), a niche ecommerce platform specializing in the spirits and beverage industry, proudly announces a remarkable 118.67% revenue growth in February 2025 compared to January 2025, demonstrating the resilience and strength of its organic growth strategy. Additionally, year-over-year revenue surged 63.82% compared to February 2024, reaffirming the Company's successful transition from paid advertising to a strategic, SEO-driven approach, moving forward to potential profitability under the guidance and direction of LQR House’s newest board members. This milestone further validates the Company’s data-driven marketing strategy, which prioritizes long-term, sustainable growth over short-term ad spend.

LQR House recorded $331,582.11 in revenue for February 2025, marking a significant increase from $202,404.64 in February 2024. This growth is particularly noteworthy considering that in February 2024, the Company spent $19,344.47 on paid advertising to drive traffic and sales, whereas in February 2025, revenue surged with zero ad spend. The Company believes that such growth is a testament to the effectiveness of strategic organic marketing initiatives. Moving forward, the Company expects this momentum to continue as it further refines its SEO-driven strategy while expanding the wholesale distribution of its own tequila brand.

Furthermore, the Company’s month-over-month revenue increased by an 118.67%, rising from $151,635.94 in January 2025 to $331,582.11 in February 2025—an especially impressive feat considering February is a shorter month.

“Last month, we saw incredible results after cutting back on paid advertising, so we continued down this path in February,” said Sean Dollinger, CEO of LQR House. “What’s most exciting is that, despite removing paid ads entirely, our numbers exceeded even my most optimistic expectations. Not only did revenue surge by over 118% month-over-month, but we also posted a 63.82% increase in February compared to the same month last year—all while spending significantly less on advertising. We believe that this validates our strategic shift towards SEO and organic traffic, proving that sustainable growth doesn’t require excessive marketing spend but rather smart, targeted execution. We believe that we are now on a stronger path, allocating resources more effectively and setting the stage for future profitability.”

About LQR House Inc.

LQR House intends to become a prominent force in the wine and spirits e-commerce sector, epitomized by its flagship alcohol marketplace, cwspirits.com. This platform seamlessly delivers a diverse range of emerging, premium, and luxury spirits, wines, and champagnes from esteemed retail partners like Country Wine & Spirits. Functioning as a technology-driven hub, LQR House utilizes software, data analytics, and artificial intelligence to elevate the consumer experience. CWSpirits.com stands out as the go-to destination for modern, convenience-oriented shoppers, providing a curated selection of alcohol products delivered to homes across the United States. Beyond its role in an e-commerce sector, LQR House is a marketing agency with a specialized focus on the alcohol industry. The Company measures campaign success by directly correlating it with sales on CWSpirits.com, demonstrating a return on investment. Backed by an influential network of over 550 figures in the alcohol space, LQR House strategically drives traffic to CWSpirits.com, enhancing brand visibility. LQR House intends to disrupt the traditional landscape of the alcohol industry, driven by its dedication to providing an unparalleled online purchasing experience and delivering tailored marketing solutions.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company’s current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Shareholders can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. Forward-looking statements contained in this press release are made only as of the date of this press release. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law. These statements are subject to uncertainties and risks including, but not limited to, the uncertainties related to market conditions, and other factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the United States Securities and Exchange Commission (the "SEC"). You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the headings "Risk Factors". Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in other reports and documents that the Company files from time to time with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. References and links to websites have been provided as a convenience, and the information contained on such websites has not been incorporated by reference into this press release.

Investor and Media Contact:

info@lqrhouse.com